NEWS RELEASE

FOR IMMEDIATE RELEASE

October 31, 2012

CAPITOL FEDERAL FINANCIAL, INC.

ANNOUNCES SPECIAL YEAR-END DIVIDEND

Topeka, KS – Capitol Federal Financial, Inc. (Nasdaq: CFFN) (the “Company”) announced today that its Board of Directors has declared a special year-end cash dividend of $0.18 per share on outstanding CFFN common stock.

The special year-end cash dividend is the result of the Board of Directors’ commitment to distribute to stockholders 100% of the annual earnings of the Company for fiscal years 2012 and 2011, the first two years after the second-step stock conversion was completed in December 2010.  The $0.18 per share special year-end dividend was determined by taking the difference between total earnings for fiscal year 2012 and total regular quarterly dividends paid during fiscal year 2012, divided by the number of shares outstanding as of October 30, 2012.  The dividend is payable on December 7, 2012 to stockholders of record as of the close of business on November 23, 2012.  The following table presents the calculation used to determine the fiscal year 2012 special year-end dividend amount.

Net income for fiscal year 2012	$74,512,717
Regular quarterly dividends paid during fiscal year 2012	47,575,008
Amount available for special year-end dividend	$26,937,709
Shares outstanding as of October 30, 2012	149,638,803
Per share special dividend	$0.18

The special year-end dividend calculation uses shares outstanding as of October 30, 2012 unlike the  earnings per share calculations, which use the average number of shares outstanding during the fiscal year.

For fiscal year 2013, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company’s earnings to its stockholders.  The payout is expected to be in the form of regular quarterly cash dividends of $0.075 per share, totaling $0.30 for the year, and a special year-end cash dividend equal to fiscal year 2013 earnings in excess of the amount paid as regular quarterly cash dividends during fiscal year 2013.   It is anticipated that the fiscal year 2013 special year-end cash dividend will be paid in December 2013.    Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, Capitol Federal Savings Bank’s regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

Capitol Federal Financial, Inc. is the holding company for Capitol Federal Savings Bank, which operates 46 branch offices in Kansas and Missouri.  News and other information about the Company can be found on the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company’s market area, the future earnings and capital levels of Capitol Federal Savings Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in the Company’s SEC reports.  Actual results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com